Via  Federal  Express
---------------------
Mr.  Mark  Schwarz                                   February  9,  2004
Newcastle  Capital  Management,  L.P.
300  Crescent  Court,  Suite  1110
Dallas,  TX  75201

     We have reviewed your letter of December 15, 2003 detailing your position on the settlement discussions regarding Board composition. We note with disappointment that your letter does not respond to our counter-proposal, nor does it suggest any room for further negotiation. This was confirmed by your position later that same day at the December 15 Board meeting where you advised the full Board that if the Pizza Inn, Inc. (the "Company") employees who currently have contracts will not sign waivers of their Change of Control provisions, there was no need for further negotiations at the Board level. We have always maintained that the make-up of the Company's board should not be used as leverage to unilaterally require employees to give up contractual rights, and we remain amenable to further discussions regarding your proposals. We will not, however, use the threat of Newcastle taking control of the Board to pressure the Company's employees.

     With regards to your letter, you were advised at the December 15 Board meeting that all items in your proposal were open for further discussion. You were also advised that my previous letter's statement about our counter proposal being a package was intended to try to resolve all issues together, not prevent individual issues from being addressed. We felt it necessary to deal with the total settlement terms before new demands were added in light of Newcastle's several proposals for Board nominees. In addition, while your written text would suggest you have championed these discussions, members of the Company's board have been told directly by you that you were the largest shareholder, and you would do what you wanted with the Board.

     The facts regarding the nomination process are as follows. The Board was presented with a motion to approve the Company's existing slate for renomination on August 26, 2003, but postponed the vote because you requested more time to search for individuals who would "upgrade" the Board. You committed at that time to include the Nominating Committee in this process. On October 14, one day before the Board meeting, you presented the Board with a list of 18 individuals for consideration. Attached to the list were everything from resumes to merely one sentence on individual candidates, some of whom you admitted you had never spoken to or met with.

BOARD  DISCUSSIONS

     We  are  compelled  to  correct  certain  misstatements  in  your  letter.

Paragraph  Two:
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1.     You  state  that  you  never proposed that the Board ask the employees to waive their Change of Control provision. At best, this is a strained interpretation of the facts since you personally asked Mr. Parker to waive this provision and you requested Board approval for this issue in your letter.

2. You state it is irresponsible to mischaracterize your proposal and then spin it. The Board asked that your position be in writing to avoid this sort of confusion and that you commit to your position. You refused to put your offer in writing, requesting the Company forward it to the Board instead. Out of an abundance of caution, the written version was then e-mailed to you and Mr. Pully for verification. One clarification was requested adding the request that the employment contracts not be amended before January 21, 2004. The issue you now complain about was not revised or clarified in your response. It is disingenuous to complain about it now, particularly after having asked at the Board meeting and an Executive Committee meeting for Board approval of the issue.

Paragraph  Three:
----------------

3. You assert that you and Mr. Pully are incumbent directors. Not wanting to pretend the Board should make legal determinations without expert guidance, a legal opinion from outside counsel was requested on this issue. When the Board was advised that the best interpretation of the facts was that you and Mr. Pully were not incumbent directors, you advised Newcastle's attorneys felt differently. However, we have seen no written legal opinion to this effect. The Board would be happy to review such an opinion if and when it is issued.

4. Your characterization of asking employees to voluntarily give up certain contract rights is curious. You continually couch it in terms of "acknowledgements" while it is in fact a revision to the contract or a waiver of certain rights. All these requests are made to the backdrop of improving the Company, while in fact they only make it easier for you take control of the Board of Directors. As an approximately 36% holder, why do you claim a right to 57% of the Board? One additional seat, which the Board remains willing to provide, would give you 42% of the Board. You state that the employees unwillingness to give up contractual rights is "troubling", but your need for immediate control is more troubling.

Paragraph  Four:
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5.     You  have  stated  your objections to employment contracts granted by the
Board of Directors, including your assertion that certain revisions to the contracts were made before last year's shareholders' meeting. In fact, Mr. Parker has had a contract since July 1, 1994, Mr. Clark has had a contract since January 23, 2001, and Mr. Olgreen has had a contract since October 17, 2001. Mr. Preator was granted a contract when the three existing contracts were renewed on December 16, 2002.

You have overlooked, ignored or misstated certain issues. First, each of the individuals with contracts prior to December 2002 had a current Change of Control provision in their previous contracts. Since this is your main point of contention, you should realize that this is not a new revision, and it was available for public review long prior to December 2002. Both you and Mr. Pully have previously admitted to not performing adequate due diligence on the Company prior to your purchase of your block of shares from Jeff Rogers. Your failure to review public documents cannot be blamed on the Board.

Second, you imply that the contract renewals signed December 16, 2002 were in anticipation of the shareholders' meeting because of the execution date. In fact, these renewals were requested by the Board at the time of the departure of the Company's former CEO in late August 2002. Mr. Parker had just been appointed CEO and the Company was being reorganized to reflect new reporting relationships and additional responsibilities for all the individuals who received contracts. In light of the former CEO's departure, the Board felt it prudent to solidify the management team in the best interests of the Company, the shareholders and the franchisees. With a CEO resignation and a 35% block of Company stock for sale, the Company could have easily imploded under the weight of speculation about its future. We believe this management team's ongoing efforts to right the ship are now coming to fruition and have validated the Board's decision to retain their services.

6. You claim these "contracts are being used in an attempt to convince Newcastle to not run a competing slate of directors at this year's annual meeting." The provisions of the contracts are clear and existed long before Newcastle became a shareholder of the Company. None of this would have been at issue if you had involved the Nominating Committee in the search process. On numerous occasions you had stated that all new directors on the Company's Board would be chosen by you. In keeping with this position, you advised the Board you had flown around the country interviewing candidates. You did so without the Nominating Committee's knowledge or involvement. Further, without a single committee member meeting a single candidate on your list of 18, you asked two existing Board members to step down and the Board to approve your choice of two people from the list. This request for the Board's rubber stamp was made even though you didn't know whom you would later pick for the two seats. Having been asked to cede control of the nominating and approval process to you and you alone, the Board nominated its existing slate instead.

Paragraph  Five:
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7.     Once  again,  you seem to believe Board action revolves around Newcastle.
The employment contracts and the bylaw changes were under review months before the shareholders' meeting. The fundamental issue remains the same. Was the Board's action to stabilize a strong management team in the best interest of the Company, the shareholders and the franchisees? You seem to suggest you would have acted differently were you on the Board at the time. These contracts will be up for renewal and you and the other members of the Board will have an opportunity to vote for or against renewal. As for the bylaw changes, they require advance notice of board nominations. They do not prohibit shareholder nominations, as is evidenced by your competing slate.



Paragraph  Six:
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8.     You  list  a litany of alleged failures of the Board, the Company and the management team, several of which are simply not true. We would remind you of the following:

     This management team has made progress on several fronts related to lowering franchisee costs, including the modular construction option, meaningful cost reductions from key vendors, and easing of Norco prices where and as possible;

     The franchisees have voiced their support for the current leadership and direction of this Company, which you saw first hand when you traveled by private jet to visit the area developers and previously when you attended the Owners' Conference last May;

     As of today, the Company has opened 20 new units and closed 15 for the current fiscal year. After five years of declining store count, we are now positive for the year and have had the fewest number of annualized closings in more than 10 years;

     Overall, the new openings this fiscal year have been at higher sales levels than in recent years;

     Comparable sales, which decreased 5.5% in fiscal 2003, have shown steady improvement since July of 2003, with comparable sales down 2.4% over the last 7 months, but now positive beginning with the last week of December;

     Comparable Norco sales to franchisees have increased 2.1% year to date, reflecting the current high levels of trust and cooperation between the franchisees and management;

     In addition to better franchisee relations, much of the credit for improved comparable sales is attributable to the extensive customer research that went into the Company's new creative and brand positioning material, a process which was undertaken prior to Newcastle becoming a shareholder;

     For the past 17 months, the Company has enjoyed its lowest turnover in key positions in numerous years. In addition, key new hires over this same period have performed at a consistently high level;

     We have decreased our general and administrative expenses, excluding bad debt expenses, $458,000, or 9.7%, for 2003 and $247,000, or 11.0%, for the first six months of fiscal 2004, compared to the same respective periods in the prior years.

     We have decreased the compensation to the top five employees $ 1,072,000 or 37.6% for 2003 and had additional savings for the first six months of fiscal 2004 of $55,000 or 5.5%. In addition, all functions of the Company are now being performed without adding additional management after the departure of the Company's former CEO;

     Finally, in spite of your attempts to force the Board of Directors to take a discount on the former CEO's loan to the Company when you purchased the Pizza Inn stock owned by Jeff Rogers, the Board was able to recoup the loan in its entirety. While Newcastle was the ultimate acquirer of the stock, the Board would have recouped the entire amount if there had been another buyer.

In  contrast,  we  would  note  the  following:

     Newcastle's first official act as a shareholder was to hold up last year's shareholder meeting for several hours by withholding sufficient votes for a quorum and threatening to not allow the meeting or institute a proxy contest unless you were immediately given two board seats;

     Newcastle's first official interaction with franchisees was at the Company's 2003 Owners' Conference where several franchisees were told that the Company was in dire financial straits and Newcastle had saved the Company. In addition, numerous franchisees complained during and after the meeting of a Newcastle representative's negative comments towards the Company and management;

     Newcastle has complained in Board meetings that the Board has not done any succession planning, and yet when the former CEO resigned in August 2002 the Company enjoyed an incredibly smooth transition that included naming a new CEO and restructuring many of the Company's previous reporting relationships;

     Newcastle has based its argument for electing its dissident slate on the premise that it would spur more growth through the development of additional franchised and Company owned stores. This in spite of the fact that you have presented no ideas on how to increase franchised openings and even stalled the Company's existing plans to open two new restaurants, one of which is now open and one of which you continue to withhold your support for;

     In short, after having been on the Board of Directors for over a year, Newcastle's representatives have brought no new ideas or incremental worth with their involvement. In fact, the only significant achievements have been your attempt to take control of the Board of Directors and your request to have the Company pay you several hundred thousand dollars for your expenses in these efforts.



Paragraph  Seven:
----------------

9. Your efforts to replace existing Board members were without notice to the Board until you asked to continue the process in August 2002. You committed to include the Nominating Committee in your efforts, but you did not. Your October 10 letter was actually delivered on October 14 to some Board members and moments before the October 15 Board meeting to others. This is not our idea of including the Nominating Committee in the process. Rather it is taking over the process, as was confirmed above by you when you requested the Board to approve two new directors and you would decide who they were later. After telling Board members, Company management and outside counsel that you were a expert on governance issues, this does not seem to epitomize best practices. We also find it disconcerting that you would speak to the qualification of the list of 18 candidates since you claim to have never spoken to several or more of them.

10. As to expenses incurred in your unilateral Board search process, you have on several occasions told Board members and franchisees that you were making some of these trips on a private jet. At a time when you have questioned certain Board compensation decisions, it seems inconsistent that you would be asking the Company to repay you for the cost of a private plane. This would seem to be the very kind of corporate excess that shareholders would not vote to support.

11. We agree that Pizza Inn has a bright future ahead of it, but we have yet to see the fruit of your efforts in this regard over the last 12 months. As stated above, Newcastle has brought no new ideas to the Board. The only issue of Board resistance has been your attempt to take over the nominating process. We fear your continued hostile actions, coupled with the franchisee friction and ill will caused during your attendance at the Company's annual franchisee convention and your private flight visits to key franchisees, will all be to the eventual detriment of the Company.

12. The success of this Company and its shareholders will ultimately be determined by the Company's relationship with its franchisees and their success. To date, you and Mr. Pully have done little other than alienate most of the franchisees you have come into contact with. In November 2003, the franchisees formed an association to have a formal voice with which to communicate with the Company on certain matters. The impetus for its creation is the uncertainty over Newcastle's intention and its desire to have immediate control of the Board of Directors. You met privately with the Company's area developers to enlist their support in your efforts to take over the Board, yet each of them advised you of their support for the Company's slate. Your continued desire for control in the face of proposed compromise from the Board and opposition from key constituencies is hard to understand.


Paragraph  Eight:
----------------

13. As was discussed above, you committed to involving the Nominating Committee in your board search efforts. The committee expressed interest in meeting potential new board members, but they were never given the opportunity. The committee even discussed available dates to meet with prospective board members prior to October 2003. As for the meeting between Mr. Parker and Mr.
Page, Mr. Parker made himself available for the scheduled meeting which was subsequently cancelled by you.

Paragraph  Nine:
---------------

14. The Board is not opposed to Mr. Phillips nomination, as is evidenced by its willingness to provide Newcastle with an additional Board seat as part of a proposed compromise. After extolling Mr. Phillips virtues for a full paragraph in your December 15 letter, when presented with the proposed compromise of one additional Board seat your settlement proposal clearly reflects that you chose Mr. Page over Mr. Phillips.

Paragraph  Ten:
--------------

15. The incumbent members of the Board remain willing to move past these unproductive issues and continue working on the successful path undertaken over the last 17 months. We agree that personal issues need to be set aside, including your need for control of the Board. Newcastle should realize that the incumbent board and the current management team have made great strides over the last 17 months and, rather than share in the success of the Company, We fear Newcastle is embarking on a path to position itself to take credit for these efforts and future successes. We question whether this has more to do with Newcastle raising additional funds from investors or serving the best interests of Pizza Inn shareholders.

     A majority of the Company's revenues and income stream comes from royalties and voluntary purchases by our franchisees. Board seats aside, if you continue to damage these relationships you are putting the Company's revenues and income at risk. Surely this cannot be in the best interests of any shareholder. The incumbent board members are working for the best interests of all the shareholders, not just you.




Sincerely,

/s/ Steve A. Ungerman

Steve  A.  Ungerman
Chairman  of  the  Board
On  behalf  of  the  five  incumbent  Pizza  Inn,  Inc.  Directors